SECOND AMENDMENT

TO THE DOMESTIC CUSTODY AGREEMENT

This second amendment, dated June 11, 2010 (“Amendment”), is between JPMORGAN CHASE BANK, N.A. (successor to The Chase Manhattan Bank) and NORTHWESTERN MUTUAL SERIES FUND, INC., a company registered under the Investment Company Act of 1940, as amended with a place of business at Milwaukee, Wisconsin. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Agreement as defined below.

WHEREAS the parties have entered into a certain Domestic Custody Agreement, dated June 29, 2001 as amended (the “Agreement”), and

WHEREAS the parties wish to amend the Agreement as provided herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Amendment of the Agreement

Upon execution of this Amendment by both parties, the Agreement shall be and hereby is amended as follows:

The preamble to the Agreement is hereby deleted and replaced in its entirety with the following.

“This Agreement, dated as of June 29, 2001, is between JPMORGAN CHASE BANK, N.A. (successor to The Chase Manhattan Bank) (“Bank”), with a place of business at One Chase Manhattan Plaza, New York, New York 10005; and NORTHWESTERN MUTUAL SERIES FUND, INC. a company registered under the Investment Company Act of 1940, as amended, with a place of business at Milwaukee, Wisconsin, on its own behalf and for and on behalf of certain of its respective portfolios listed on Schedule 1 hereto (each such portfolio a “Customer”).”

2.	Effect of Amendment

Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	Miscellaneous

(a)        Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(b)        Amendments. No amendment, modification or waiver in respect of this Amendment will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

(c)        Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. All signatures need not be on one counterpart.

(d)        Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)        Governing Law. This Amendment will be governed by and construed in accordance with the law of the State of New York (without reference to choice of law doctrine).

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment on the respective dates specified below with effect from the date first specified on the first page of this Amendment.

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

Schedule 1

List of Portfolios that are parties to the Agreement

Money Market Portfolio

High Yield Bond Portfolio

Large Cap Core Stock Portfolio

Growth Stock Portfolio

Short-Term Bond Portfolio

Index 600 Stock Portfolio

Asset Allocation Portfolio

Small Cap Growth Stock Portfolio

Index 400 Stock Portfolio

Index 500 Stock Portfolio

Mid Cap Growth Stock Portfolio

Balanced Portfolio

Inflation Protection Portfolio

Large Cap Blend Portfolio

Mid Cap Value Portfolio

Domestic Equity Portfolio

Focused Appreciation Portfolio

Long-Term U.S. Government Bond Portfolio

Equity Income Portfolio

Small Cap Value Portfolio

Large Company Value Portfolio

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